Exhibit E

Mangrove Partners Applies for Joint Hearing with Alberta and Ontario Securities Commissions to Review TransAlta Corporation’s Brookfield Transaction

NEW YORK – April 9, 2019 – Mangrove Partners (“Mangrove”), who together with Bluescape Energy Partners is one of the largest shareholders of TransAlta Corporation (“TransAlta” or the “Company”) (TSX:TA) (NYSE:TAC) with aggregate ownership of 10.1% of the Company’s outstanding shares, yesterday filed an application for a joint hearing with the Alberta Securities Commission (“ASC”) and the Ontario Securities Commission (“OSC”) in relation to TransAlta’s 2019 annual and special meeting of shareholders (the “2019 ASM”) and the proposed $750 million transaction (the “Brookfield Transaction”) between the Company and Brookfield BRP Holdings (Canada) Inc. (“Brookfield”), pursuant to the terms of an Investment Agreement, dated March 22, 2019, between TransAlta and Brookfield.

Among the orders requested, Mangrove seeks an order conditioning the Brookfield Transaction on a vote of TransAlta shareholders not having an interest in the Brookfield Transaction (the “Shareholder Vote”).  Such a vote would exclude Brookfield and any other shareholder with a material interest in the Brookfield Transaction.  Mangrove has also requested that the ASC and OSC require TransAlta to provide shareholders with full and accurate disclosures related to the Brookfield Transaction, as well as analysis of the implication of these disclosures for purposes of the Shareholder Vote, in order that shareholders may make a fully informed decision at the 2019 ASM and on the vote to consider approval of the Brookfield Transaction.

Requiring a separate shareholder vote on the transaction, with appropriate disclosure for shareholders to make a fully informed decision, will provide TransAlta and its shareholders with a clear opportunity to consider the potential for superior alternatives and to reject the Brookfield Transaction if any should emerge.  In addition, a separate vote will eliminate the coercion that TransAlta shareholders currently face at the 2019 ASM, given how the Board has tied together the Brookfield Transaction with the election of management’s nominees.

Nathaniel August, President and Portfolio Manager at Mangrove Partners, said, “Like any TransAlta shareholder, we cannot yet know whether the Company’s proposed investment from Brookfield is in the best interest of all shareholders, given signs of a rushed negotiation and the Company’s limited disclosures.  However, we do know that the transaction resulted in a sale of a material interest in TransAlta’s crown jewel hydro assets and a significant restriction on the Company’s ability to deal with those assets in the future, all with the apparent purpose of protecting TransAlta’s Board against challenge at the 2019 annual meeting.  The TransAlta Board also negotiated provisions that will protect it for years to come by giving management voting control over a large block of shares through to the 2022 annual shareholders meeting.”

Mr. August concluded, “In the face of such obvious entrenchment, shareholders’ only remedy is for the Company to provide full disclosure on how and why the Company negotiated the Brookfield Transaction.  Then and only with the benefit of this information, TransAlta shareholders not having an interest in the Brookfield Transaction must be given a full, unhindered vote on the deal and on who will represent them on the next board of directors.”

In the interest of preserving all shareholders’ say on these important governance matters for TransAlta, Mangrove also seeks orders from the ASC and OSC that TransAlta postpone the 2019 ASM until at least June 1, 2019 and that Brookfield undertake not to vote any of the shares owned by it, or any entity affiliated or associated with it, on the election of directors at the 2019 ASM.

About Mangrove Partners

Mangrove Partners is a value-oriented investment manager founded in 2010. Mangrove’s investment objective is to organically compound net worth while minimizing the chances of a permanent loss of capital.

Contacts

Media:
Gagnier Communications
Dan Gagnier / Jeffrey Mathews
1 (646) 569-5897
TAshareholders@gagnierfc.com

Forward-Looking Statements

Certain statements and information contained herein constitute “forward-looking information” and/or “forward-looking statements” within the meaning of applicable securities laws (collectively, the “forward-looking statements”).  All statements and information, other than statements of historical fact, included herein are forward-looking statements. Forward-looking statements can be identified by the use of words such as “may”, “would”, “could”, “should”, “potential”, “will”, “seek”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe”, “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur or, even if they do occur, will result in the performance, events or results expected. We caution readers not to place undue reliance on forward-looking statements contained herein, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual performance, events or results to differ materially from those expressed or implied by such forward-looking statements. These factors include: changes in TransAlta’s strategies, plans or prospects; general economic, industry, business, regulatory and market conditions;  actions of TransAlta and its subsidiaries or competitors; conditions in the energy industry; risks relating to government regulation and changes thereto; the state of the economy including general economic conditions globally and economic conditions in the jurisdictions in which TransAlta operates; the unpredictability and volatility of TransAlta’s share price; the interest of third parties in potential transactions with TransAlta that would be alternatives to the Brookfield investment; changes in commodity prices and tax rates and government regulation of carbon emissions; and currency fluctuations;. These factors should not be construed as exhaustive. Shareholders are cautioned that all forward-looking statements involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of TransAlta and certain members of TransAlta’s industry and other noted peer groups with applicable securities regulators, copies of which are available on SEDAR at www.sedar.com or on the Electronic Data Gathering, Analysis, and Retrieval at www.sec.gov. We urge you to carefully consider those risks and uncertainties. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. Mangrove and Bluescape do not assume responsibility for the accuracy or completeness of the forward-looking statements. The forward-looking statements included herein are made as of the date of press release and Mangrove and Bluescape undertake no obligation to publicly update or revise such forward-looking statements, except as required by applicable law.